Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-285468 and 333-229949 on Form S-8 of our report dated June 25, 2026, relating to the financial statements and supplemental schedule of Xcel Energy 401(k) Savings Plan, appearing in this Annual Report on Form 11-K of Xcel Energy 401(k) Savings Plan for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
June 25, 2026